Exhibit 10.29
Hudson City Bancorp, Inc.
2006 Stock Incentive Plan
Retention Stock Option Agreement
Name:
Employee No.:
Address:
This Retention Stock Option Agreement is intended to set forth the terms and conditions on which a Retention Stock Option (an “Option”) has been granted under the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan (the “Plan”). Set forth below are the specific terms and conditions applicable to this Option. Attached as Exhibit A are its general terms and conditions.

Option Grant			Total

Grant Date	7/21/2006	7/21/2006
Option Expiration Date*	7/20/2016	7/20/2016
Class of Optioned Shares*	Common	Common
No. of Optioned Shares*	«M_60»	«M_40»	«Total_Ret»
Exercise Price per Share*	$ 12.76	$ 12.76
Option Type (ISO or NQSO)	ISO	ISO
VESTING:
Earliest Exercise Date*	7/21/2009	7/21/2011

*	Subject to adjustment as provided in the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan and Exhibit A attached hereto.
By signing where indicated below, Hudson City Bancorp, Inc. (the ”Company“) grants this Retention Stock Option upon the specified terms and conditions, and the Recipient acknowledges receipt of this Retention Stock Option Agreement, including Exhibit A, and agrees to observe and be bound by the terms and conditions set forth herein.

Hudson City Bancorp, Inc.		Recipient

By

	Ronald E. Hermance, Jr.	«FIRST» «LAST»
Chairman, President and CEO

EXHIBIT A
Hudson City Bancorp, Inc. 2006 Stock Incentive Plan
Retention Stock Option Agreement
General Terms and Conditions
     Section 1. Option Size and Type. The number of shares of Common Stock, par value $.01 per share (“AShares“), that have been optioned to you is specified in this Retention Stock Option Agreement. If the ”Option Type” shown for your Options is “AISO’, then your Options have been designed with the intent that they qualify to the maximum permissible extent for the special tax benefits applicable to incentive stock options under the Internal Revenue Code of 1986. If the ”Option Type’ shown for your Options is ”NQSO’ or is blank, incentive stock option tax treatment is not applicable.
     Section 2. Exercise Price. The Exercise Price for your Options is the price per Share at which you may acquire the Shares that have been optioned to you and is specified in this Stock Option Agreement. As a general rule, the Exercise Price for your Option will not change unless there is a stock split, stock dividend, merger or other major corporate event that justifies an adjustment under section 15.3 of the Plan.
     Section 3. Vesting.
     (a) Earliest Exercise Date. You may not exercise your Options until they are vested. The date on which your Options become vested is specified in this Retention Stock Option Agreement as the Earliest Exercise Date. As a general rule, you must be in the service of the Company on an Earliest Exercise Date in order to be vested in the Options that vest on that date. You may acquire the Shares that have been optioned to you by exercising your Options at any time during the period beginning on the Earliest Exercise Date and continuing throughout the Exercise Period, by following exercise procedures prescribed by the Compensation Committee of the Company and available on request through the Company’s Human Resources Department.
     (b) Accelerated Vesting. If your service terminates with the Company, Hudson City Savings Bank or an affiliate of the Company by which you are employed (your “Employer”) due to your death or Disability (as defined in the Plan) within six (6) months prior to the Earliest Exercise Date, the Options that are scheduled to vest on the Earliest Exercise Date, will become fully and immediately vested, without any further action on your part, upon your death or Disability. In addition, in the event of Change in Control (as defined in the Plan) followed by your discharge without Cause (as defined in the Plan) or your resignation with Good Reason, your Options will be fully and immediately vested on the date your employment with your Employer terminates. You will be considered to have Good Reason for a voluntary resignation if: the effective date of resignation occurs within ninety (90) days after any of the following: (a) the failure of your Employer (whether by act or omission of its Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect you to the position(s) which you held immediately prior to the Change in Control (other than to any such position as an officer of its Board of Directors), or to a more senior office; (b) if you are or become a member of the Board of Directors of your Employer, the failure of the shareholders (whether in an election in which you stand as a nominee or in an election where you are not a nominee) to elect or re-elect you to membership at the expiration of your term of membership, unless such failure is a result of your refusal to stand for election; (c) a material failure by your Employer, whether by amendment of its certificate of incorporation or organization, by-laws, action of its Board of Directors or otherwise, to vest in you the functions, duties, or responsibilities prescribed in an employment or retention agreement (other than such functions, duties or responsibilities associated with a position as an officer of the Board of Directors); provided that you shall have given notice of such failure to the Company and your Employer and your Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; (d) any reduction of your rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of your compensation as and when due; (e) any change in the terms and conditions of any compensation or benefit program in which you participate which, either individually or together with other changes, has a material adverse effect on the aggregate value of your total compensation package, disregarding for this purpose any change that results from an across-the-board reduction that affects all similarly situated employees in a similar manner; provided that you shall have given notice of such material adverse effect to the Company and your Employer, and your Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; (f) any material breach by your Employer of any material term, condition or covenant contained in an employment or retention agreement; provided that you shall have given notice of such material breach to the Company and your Employer, and your Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; or (g) a change in your principal place of employment, without your consent, to a place that is not the principal executive office of your Employer or a relocation of your Employer’s principal executive office to a location that is both more than twenty-five (25) miles away from your principal residence and more than twenty-five (25) miles away from the location of your Employer’s principal executive office on the date of the Change in Control; or (h) if you are the Chief Executive Officer of the Company immediately prior to the Change in Control, any event or series of events that results in your ceasing to be the Chief Executive Officer (or most senior executive officer, however denominated) of a successor company (I) whose common equity securities are traded on a national securities exchange and (II) is the owner of 100% of the outstanding common stock of Hudson City Savings Bank or its successor and (III) is not controlled (within the meaning of the federal Change in Bank Control Act) by any other person or entity. You do not have to satisfy any Performance Conditions to qualify for accelerated vesting. Options that vest on an accelerated basis will, in general be exercisable as soon as they are vested.
     (c) Forfeitures. If you terminate service, you will forfeit all Options that have not vested, and do not vest on an accelerated basis on your termination date due to the circumstances of your termination. When you forfeit Options, you relinquish any and all rights that you have to acquire the Shares underlying the Options.
     (d) Definition of Service. For purposes of determining the vesting of your Options, you will be deemed to be in the service of your Employer for so long as you serve in any capacity as a common-law employee, non-employee director or consultant of your Employer.
     Section 4. Exercise Period.
     (a) General. You will have the right to purchase all or any portion of your Option at any time during the period (“Exercise Period”) beginning on the applicable Earliest Exercise Date (or any earlier date when the Option has vested on an accelerated basis) and ending on the earliest to occur of the following dates:
     (i) the Option Expiration Date specified in this Retention Stock Option Agreement;
     (ii) the last day of the three month period after your (A) voluntary resignation that is not in anticipation of a Termination for Cause (as defined in the Plan) or (B) discharge that is not a Termination for Cause (as defined in the Plan);
     (iii) the first anniversary of your termination of service due to death or Disability; and
     (iv) if section 4(a)(ii) and (iii) above do not apply, the date and time of your termination of service with your Employer for any other reason;
     (v) the last day of the ten-year period commencing on the date on which the Option was granted.
     (b) Special Circumstances in which the Exercise Period Will Be Extended.
     (i) If you hold vested Options and there is a Change in Control (as defined in the Plan) on or before the Option Expiration Date, the date on which the Exercise Period expires will be extended to the earliest of (A) the third (3rd) anniversary of the date of the Change in Control; and (B) the tenth (10th) anniversary of the Grant Date; or (C) any later date determined under section 4(b)(ii) of this Retention Stock Option Agreement.
     (ii) If on the date the vested Options are scheduled to expire, you are unable to exercise the Options or sell the Shares on a national securities exchange without violating applicable federal, state or local securities laws or the terms of a securities trading blackout or other trading suspension described in section 5.4(b)(iii) of the Plan, the Exercise Period will be extended to the earliest of (A) ninety (90) days after the last day of the trading suspension; and (B) the tenth (10th) anniversary of the Grant Date; or (C) any later date determined under section 4(b)(i) of this Retention Stock Option Agreement.
     (c) ISOs. To qualify for the favorable tax treatment accorded to incentive stock options, you must exercise any Options that are designated as ISOs within three months after you terminate service as a common-law employee of the Company and its subsidiaries for any reason other than disability and within one year after you terminate service as a common-law employee due to your death or disability. If they are exercised later, they will be subject to tax as if they were designated as NQSOs. If you die while you are a common-law employee of the Company and its subsidiaries, within three months after termination of service as a common-law employee for any reason other than your disability or within one year after your termination due to your disability, your estate or designated beneficiaries may be eligible for the favorable tax treatment accorded to Options designated as incentive stock options upon their exercise at any time during the remaining unexpired Exercise Period. Please refer to your Prospectus for a more detailed summary of tax consequences.
     Section 5. No Right to Continued Service. Nothing in this Retention Stock Option Agreement or any action of the Board or Committee with respect to this Retention Stock Option Agreement shall be held or construed to confer upon you any right to a continuation of service by your Employer. You may be dismissed or otherwise dealt with as though this Retention Stock Option Agreement had not been entered into.
     Section 6. Taxes. Where any person is entitled to receive Shares pursuant to the exercise of the Option granted hereunder, the Company shall have the right to require such person to pay to the Company the amount of any tax which the Company is required to withhold with respect to such shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld.
     Section 7 . Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:
     If to the Company:
Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652
Attention: Corporate Secretary
     If to your Employer, to the Employer in care of Hudson City Bancorp, Inc., at the Company’s address specified for notices under this Retention Stock Option Agreement.

     If to the Recipient, to the Recipient’s address as shown in the Company’s records.
     Section 8. Restrictions on Transfer. The Options granted hereunder shall not be transferable by the Recipient other than by will or by the laws of descent and distribution, to a Family Member (as defined in the Plan) or as otherwise permitted by the Plan. To designate a Beneficiary to receive any Options that remain outstanding at the time of your death, you must complete and file the Beneficiary Designation attached to this Retention Stock Option Agreement as Appendix A or another form provided by the Human Resource Department.
     Section 9. Successors and Assigns. This Retention Stock Option Agreement shall inure to the benefit of and shall be binding upon the Company and you and the Company’s successors and assigns and your respective heirs, successors and assigns.
     Section 10. Construction of Language. Whenever appropriate in the Retention Stock Option Agreement, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Retention Stock Option Agreement, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan, as amended from time to time.
     Section 11. Governing Law. This Retention Stock Option Agreement shall be construed, administered and enforced according to the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by the federal law. The federal and state courts located in the Counties of New Jersey shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of this Retention Stock Option Agreement. By accepting this Retention Stock Option Agreement, you agree to submit yourself, and any such legal action as you shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.
     Section 12. Amendment. This Retention Stock Option Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you.
     Section 13. Plan Provisions Control. This Retention Stock Option Agreement and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Retention Stock Option Agreement, the terms of the Plan, which are incorporated herein by reference, shall control. By signing this Retention Stock Option Agreement, you acknowledge receipt of a copy of the Plan. You acknowledge that you may not and will not rely on any statement of account or other communication or document issued in connection with the Plan other than the Plan, this Retention Stock Option Agreement, and any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Retention Stock Option Agreement.